EXHIBIT 23.2

Ovintiv Inc.
370 – 17th Street, Suite 1700
Denver, Colorado
80202

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our name and reports auditing a portion of Ovintiv Inc.’s petroleum and natural gas reserves as of December 31, 2021 (the “Reports”), and the information derived from our Reports, included in Ovintiv Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the United States Securities and Exchange Commission, which is incorporated by reference herein.

Yours truly,

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ B. R. Hamm, P. Eng.
B. R. Hamm, P. Eng.
President & CEO

Calgary, Alberta

August 4, 2022

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB T2P 3G6 Tel: (403) 262-5506 Fax: (403) 233-2744 www.mcdan.com